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                                                                   Exhibit 99.a


                                Financial News


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Post Office Box 871                                     Tulsa, OK 74102-0871
For Immediate Release: December 18, 2000
Contact: Weldon Watson, 918-588-7158



RICO CHARGES AGAINST ONEOK DISMISSED


     Tulsa, Oklahoma - Claims against ONEOK, Inc., and Southwest Gas Corporation asserted by Southern Union under the Federal Racketeer Influenced and Corrupt Organizations Act (RICO) have been dismissed. The claims originated as part of litigation filed by Southern Union in its unsuccessful efforts to acquire Southwest Gas Corporation.

     ONEOK had also attempted to acquire Southwest Gas but called off its efforts in January 2000 because of the growing risks tied to litigation against Southwest Gas.

     Motions to dismiss the RICO claims were made by ONEOK and Southwest Gas. Judge Roslyn O. Silver of the federal district court in Phoenix granted the motions on December 15, 2000. She ruled the claims were barred by the Private Securities Litigation Reform Act of 1995.

     David Kyle, chairman, president and chief executive officer of ONEOK, said, "We are pleased the RICO claims have been dismissed against ONEOK and we are eager to see other litigation in this matter resolved."

     ONEOK has a lawsuit against both Southern Union and Southwest Gas Corporation tied to its failed acquisition of Southwest Gas. Both companies also have lawsuits against ONEOK.

     ONEOK, Inc. (NYSE:OKE) is a diversified natural gas energy company involved in natural gas production, processing, gathering, storage and transmission in the mid-continent areas of the United States. The company's natural gas marketing operations provide service to customers in 25 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, operating as Kansas Gas Service and Oklahoma Natural Gas Company, serving 1.4 million customers.

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Any statements contained in this release that may include company expectations or predictions may be considered forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Specifically, it is important to note that actual results could differ from the predictive statements in this release, including those relating to the growth of ONEOK's marketing and trading operations, the integration of assets from Dynegy and Kinder Morgan and state deregulatory initiatives. Factors that could cause actual results to differ include the effect of weather or other natural phenomena on sales and prices, the profitability of assets acquired in the Dynegy and Kinder Morgan transactions, the impact of changes in prices on hedging and marketing activities, changes in the regulation of the natural gas industry and other risk factors identified in the Management Discussion and Analysis section of ONEOK's reports filed with the SEC. Additional information about ONEOK is available on
the ONEOK web site at   Service area maps and logos are available under Media
Kit.